Exhibit 11
                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 3, 1997, relating to the statement of assets and liabilities of the Value Equity Fund (a portfolio of the Phoenix Investment Trust 97), which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Other Information - Independent Accountants" in the Statement of Additional Information.


/s/ Price Waterhouse LLP
Boston, Massachusetts
November 3, 1997